Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

   We consent to incorporation by reference in the Registration Statements (File Nos. 333-91526, 333-94387, 333-161235, 333-116180 and 333-134430) on Form S-8, and the Registration Statement (File No. 333-160046) on Form S-3 of Quicksilver Resources Inc. of the references to our reports for Quicksilver Resources Inc., which appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2009, and our report attached as Exhibit 99.2 to Amendment No. 1 to the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2009, filed on Form 10-K/A.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Joe A. Young
Senior Partner